Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-253175

PROSPECTUS SUPPLEMENT NO. 4

(To prospectus dated May 12, 2021)

Up to 29,368,920 Shares of Common Stock

This prospectus supplement no. 4 amends and supplements the prospectus dated May 12, 2021, relating to the offering and resale by the selling stockholders identified in the prospectus of up to 29,368,920 shares of our common stock, par value $0.0001 per share (as supplemented or amended from time to time, the “Prospectus”).

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on August 17, 2021.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on the NASDAQ Global Market under the symbol “GMTX.” On August 16, 2021, the last reported sale price of our common stock on the NASDAQ Global Market was $3.55.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 17, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2021

GEMINI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39438	85-1612845
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 One Kendall Square, 3rd Floor Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

(617) 401-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GMTX	The Nasdaq Global Market

☒     Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 16, 2021, Jean George informed the Company of her intent not to stand for re-election at the Company’s 2021 Annual Shareholder Meeting (the “Annual Meeting”). Ms. George will continue to serve on the Board of Directors until the conclusion of the Annual Meeting, when her current term will expire. Ms. George will also resign from her position as a member of the Nominating and Corporate Governance Committee and the Compensation Committee of the Board of Directors, in each case, effective upon the conclusion of the Annual Meeting. Ms. George’s decision to not stand for re-election was not the result of any disagreement with the Company on any matter relating to its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters. The Company thanks Ms. George for her many years of service and contributions to the Company and its Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gemini Therapeutics, Inc.

By:	/s/ Brian Piekos
Name: Brian Piekos
Title: Chief Financial Officer

Dated: August 17, 2021